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                                                                    Exhibit 10.5

                                                              OFFICIAL PLAN TEXT
                                                               February 27, 2002

               AMENDED (1) AND RESTATED BCE INC. SHARE UNIT PLAN
                        FOR NON-EMPLOYEE DIRECTORS (1997)

SECTION 1. PURPOSE

The BCE Inc. Share Unit Plan for Non-Employee Directors (1997) (the "Plan") is intended to enhance the Corporation's and its Subsidiaries', (further to Section 4 hereof), ability to attract and retain high quality individuals to serve as members of the Board or the Board of directors of any Subsidiary and to promote a greater alignment of interests between non-employee members of the Board and the shareholders of the Corporation.

SECTION 2. DEFINITIONS

For the purposes of the Plan:

(a) "Agreement" means the agreement, as it may be amended from time to time, entered into by the Corporation and an Eligible Director pursuant to
     Section 6 hereof in connection with all of the Share Units which shall be credited to a Participant's account under the Plan and setting forth the related rights and obligations of the Corporation and of the Eligible Director;

(b) "Aggregate Purchase Price" has the meaning assigned thereto in Section 8 hereof;

(c) "Annual Retainer Fee" means the amount, expressed in dollars, of the annual retainer fee which would, but for the Plan, be payable in cash by the Corporation or a Subsidiary to an Eligible Director for one year of service as a member of the Board beginning on the date of the annual general meeting of the Corporation at which the Eligible Director is elected and ending on the date immediately preceding the date of the following annual general meeting of the Corporation, and for greater certainty, Annual Retainer Fee shall exclude any other fee which may be payable by the Corporation to the Eligible Director;

(d)  "Board" means the Board of Directors of BCE Inc.;

(e)  "Broker" has the meaning assigned thereto in Section 13 hereof;

(f) "Committee" means the committee of directors of the Corporation generally responsible for

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(1)  This BCE Inc. Share Unit Plan for Non-Employee Directors (1997) (the
     "Plan"), was established further to Resolution no. 6 of the BCE Board of Directors of February 26, 1997 and subsequently amended pursuant to Resolution no. 11 of the BCE Board of Directors of February 28, 2001and Resolution No. 8 of the BCE Board of Directors of February 27, 2002.

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     directors' compensation related matters and which is currently named the
     Corporate Governance Committee;

(g)  "Common Share" means a common share without nominal or par value of BCE
     Inc.;

(h)  "Corporation" means BCE Inc.;

(i)  "Eligible Director" has the meaning assigned thereto in Section 4 hereof;

(j)  "Entitlement Date" has the meaning assigned thereto in Section 8 hereof;

(k) "Market Value" on any particular day means the market value of one Common Share and shall be calculated on the basis of the average of the closing prices for a board lot of Common Shares on The Toronto Stock Exchange on that day, or if at least one board lot of Common Shares shall not have been traded on that day, on the immediately preceding day for which at least one board lot was so traded; or if, at any time, the Common Shares are no longer listed on The Toronto Stock Exchange then the Market Value shall be calculated on the basis of the closing price, on the aforesaid day, for a board lot of Common Shares on any stock exchange on which the Common Shares are listed and had the greatest volume of trading on that particular day;

(l) "Participant" means an Eligible Director who has been credited Share Units under the Plan;

(m)  "Plan" means The BCE Inc. Share Unit Plan for Non-Employee Directors
     (1997), as amended from time to time;

(n) "Price per Common Share" has the meaning assigned thereto in Section 8 hereof;

(o) "Quarter" means any of the four quarters, of any financial year of the Corporation, currently ending on March 31, June 30, September 30 and December 31;

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(p)  "Quarterly Retainer Fee" means the amount, expressed in dollars, representing twenty-five percent (25%) of the Annual Retainer Fee which would, but for the Plan, be payable in cash on the last day of each Quarter by the Corporation or a Subsidiary to an Eligible Director, or if, with respect to any Quarter, an Eligible Director has served as a member of the Board or a Board of directors of a Subsidiary for a number of days that is less than the full Quarter, the amount, expressed in dollars, which is the product of: (i) the quotient determined by dividing: (A) the number of days in the particular Quarter during which the Eligible Director served as a member of the Board or a Board of directors of a Subsidiary, and (B) the aggregate number of days in the particular Quarter; and (ii) the amount, expressed in dollars, of the quarterly retainer fee which would otherwise have been payable for such Quarter had the Eligible Director served as a member of the Board or a Board of directors of a Subsidiary for the full Quarter;

(q) "Reference Date", with respect to any Quarter, means the date which shall be used to determine, on a quarterly basis, the Market Value of a Common Share for purposes of determining the number of Share Units to be credited, for such Quarter, to a Participant's account pursuant to Section 5 hereof, which date shall be, unless otherwise determined by the Committee and approved by the Board, the last trading day of such Quarter on which the Market Value of a Common Share may be determined or, if a Participant's Termination of Board Service occurs during the Quarter prior to such last trading date, the date of Termination of Board Service of the Participant, provided that if the date of Termination of Board Service is not a trading day on which the Market Value of a Common Share may be determined, the Reference Date shall be the immediately preceding trading day on which such Market Value may be determined;

(r) "Share Unit" means a unit credited by means of a bookkeeping entry on the books of the Corporation to a Participant's account in accordance with the terms and conditions of the Plan;

(s) "Subsidiary" means any corporation a majority of whose shares normally entitled to vote in electing directors is owned directly or indirectly by the Corporation;

(t) "Termination of Board Service", with respect to any Participant shall mean the earliest date on which both of the following conditions are met: (i) the Participant has ceased to be a member of the Board of Directors of BCE or of the Board of Directors of a Subsidiary for any reason whatsoever, including the death of a Participant; and (ii) the Participant is neither an employee of BCE or of a Subsidiary, nor a member of the Board of Directors of BCE or of the Board of Directors of a Subsidiary.

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SECTION 3. ADMINISTRATION OF THE PLAN

Subject to Sections 2, 8 and 12, the Plan shall be administered by the Committee, the whole subject to applicable corporate and securities law requirements. The Committee shall have full and complete authority to interpret the Plan, to prescribe such rules and regulations (including those with respect to the holding of meetings by telephone) and to make such other determinations as it deems necessary or desirable for the administration of the Plan. All actions taken and decisions made by the Committee shall be final, conclusive and binding on all parties concerned, including, but not limited to, the Participants and their beneficiaries and legal representatives, the Corporation and its shareholders. All expenses of administration of the Plan shall be borne by the Corporation, including any reasonable brokerage fees relating to the purchase of Common Shares under the Plan.

SECTION 4. ELIGIBILITY

The Plan and in particular, the crediting of Share Units further to Section 5 hereof, shall apply to all members of the Board or the Board of directors of any Subsidiary (which requests the Corporation and the Committee, in its sole discretion allows such Subsidiaries' directors to participate) and who, at the time of execution of the Agreement, and at all times thereafter while they continue to serve as a member of at least one of the Board or the Board of directors of a Subsidiary, are not employees of the Corporation or any Subsidiary of the Corporation ("Eligible Directors").

SECTION 5. DEFERRAL OF ANNUAL RETAINER FEES

Each Eligible Director who is a member of the Board shall be paid one hundred percent (100%) of his or her Annual Retainer Fee in the form of Share Units in lieu of being paid in cash, and each Eligible Director who is a member of the Board of directors of a Subsidiary, may at such Eligible Director's option within the time limits provided by the Corporation, be paid up to one hundred percent (100%) of the annual retainer fee paid by such Subsidiary in the form of Share Units in lieu of being paid in cash.

The number of Share Units (including fractional Share Units) to be credited on a quarterly basis to an Eligible Director's account under Section 9 hereof with respect to any particular Quarter shall be equal to the quotient determined by dividing: (a) the entire amount, and, in the case of Eligible Directors who sit on the Board of Subsidiaries, the selected percentage expressed in dollars, of the Eligible Director's Quarterly Retainer Fee which would, but for the Plan, have been paid in cash with respect to such Quarter, by (b) the Market Value of a Common Share on the Reference Date for such Quarter.

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A Participant who becomes an employee of the Corporation or a Subsidiary of the
Corporation shall no longer be eligible to receive additional Share Units under the Plan. In that case, starting with the Quarter in which the Participant became such an employee, all of his or her future Quarterly Retainer Fees, if any, shall be paid in cash. However, Share Units already credited to such person's account shall remain governed by the Plan and the Agreement for so long as the person remains a member of the Board or Board of directors of a Subsidiary or an employee of the Corporation or an employee of a Subsidiary.

SECTION 6. EXECUTION OF AGREEMENT

Each Eligible Director shall, as soon as practicable after the date on which the annual general meeting of the Corporation is held in 1997 and at which he or she is elected as a member of the Board or, in the case of Eligible Directors who shall become members of the Board or Board of directors of any Subsidiary after such date, as soon as practicable after the date on which his or her term as a member of the Board or Board of directors of any Subsidiary commenced, enter into an Agreement with the Corporation. Such Agreement shall set out certain rights and obligations of the parties thereto with respect to all of the Share Units which shall, under the Plan, be credited to the account of a Participant, and shall remain in full force and effect until all such Share Units shall have been cancelled.

SECTION 7. DIVIDENDLIKE AMOUNTS

A Participant shall, from time to time during the term of the Participant's Agreement, including the period following Termination of Board Service and until the Entitlement Date referred to in Section 8 hereof, be credited with additional Share Units, the number of which shall be equal to the quotient determined by dividing: (i) the product determined by multiplying (a) one hundred percent (100%) of each dividend declared and paid by the Corporation on its Common Shares on a per share basis (excluding stock dividends, but including dividends which may be paid in cash or in shares at the option of the shareholder), by (b) the number of Share Units recorded in the Participant's account on the record date for the payment of any such dividend, by (ii) the Market Value of a Common Share on the dividend payment date for such dividend, with fractions computed to four decimal places.

SECTION 8. PAYMENT OF SHARE UNITS

Except as may be determined by the Committee, and approved by the Board, or except as set forth below in this Section 8, the entitlement date ("Entitlement Date") of a Participant with respect to whom Termination of Board Service has occurred shall be the fourth trading day following the release of the Corporation's quarterly or annual results immediately following Termination of Board Service by the Participant, provided that if a Participant's Termination of Board Service shall occur

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on the same date as the release of the Corporation's results, the Entitlement
Date shall, in such a case, be the fifth trading day immediately following such release of the Corporation's results. A Participant shall receive, in satisfaction of the number of Share Units recorded in the Participant's account on the Entitlement Date, a number of Common Shares to be purchased on the open market equal to the number of Share Units then recorded in the account of the Participant, or as may be adjusted pursuant to Section 19 hereof, and reduced by any applicable withholding taxes and other source deductions reflected in the form of Share Units, required by law to be withheld by the Corporation in connection with the total payments made in satisfaction of the Participant's Share Units.

If the Entitlement Date would otherwise fall between the record date for a dividend on the Common Shares and the related dividend payment date, the Entitlement Date shall be the day immediately following the date of payment of such dividend for purposes of recording in the account of the Participant amounts referred to in Section 7 hereof and making the calculation of Share Units contemplated by this Section 8. In the event that the Corporation is unable, by a Participant's Entitlement Date, to compute the final number of Share Units credited to such Participant's account by reason of the fact that any data required in order to compute the Market Value of a Common Share has not been made available to the Corporation, then the Entitlement Date shall be the next following trading day on which such data is made available to the Corporation.

Prior to 11:00 a.m. on the Entitlement Date, the Corporation shall notify the Broker as to the number of Common Shares to be purchased by the Broker on behalf of the Participant on the open market. As soon as practicable thereafter, the Broker shall purchase on the open market the number of Common Shares which the Corporation has requested the Broker to purchase and notify the Participant and the Corporation of: a) the aggregate purchase price ("Aggregate Purchase Price") of the Common Shares, b) the purchase price per Common Share or, if the Common Shares were purchased at different prices, the average purchase price (computed on a weighted average basis) per Common Share ("Price per Common Share"), c) the amount of any related reasonable brokerage commission, and d) the settlement date for the purchase of the Common Shares. On the settlement date, upon payment of the Aggregate Purchase Price and related reasonable brokerage commission by the Corporation, the Broker shall deliver to the Participant or to his representative the certificate representing the Common Shares. Any entitlement to fractional Share Units shall be paid in cash based on the Price per Common Share.

In cases of Participants who are citizens or residents of a country other than Canada, the Corporation shall have the right, in its sole discretion, to pay entirely in cash the value, as computed under the Plan, of a Participant's Share Unit entitlement (less any applicable withholdings), should it deem the regulatory or other requirements of the applicable foreign jurisdiction associated with the purchase of, or payment in, Common Shares too onerous to it or to the Participant.

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SECTION 9. PARTICIPANT'S ACCOUNT

The Corporation shall maintain in its books an account for each Plan Participant recording at all times the number of Share Units standing to the credit of the Participant. Upon payment in satisfaction of Share Units, such Share Units shall be cancelled. A written confirmation of the balance in the account shall be mailed by the Corporation to the Participant at least annually.

A Participant, together with the applicable Subsidiary, may request and the Corporation may permit to accept a Participant's election to have the number of share units (including fractional share units) recorded in his or her account under the share unit plan of a Subsidiary transferred, if such plan allows for such transfers, to the Participant's account under the Plan; upon such transfer and credit of the Share Units to the Participant's account under the Plan, the Share Units so transferred shall be governed by the Plan. A Participant's account under the Plan may be credited with a number of Share Units equal to the number of share units credited to the account of such Participant under the share unit plan of a Subsidiary for which the Corporation assumes responsibility upon the liquidation of such Subsidiary.

SECTION 10. DEFERRAL OF OTHER FEES

The Committee may, at its discretion, allow an Eligible Director to receive his or her fees, other than Annual Retainer Fees, otherwise payable in cash, in the form of Share Units. Any such payment in the form of Share Units shall be subject to such conditions as the Committee may impose.

SECTION 11. EFFECTIVE DATE OF THE PLAN

The effective date of the Plan shall be May 1, 1997.

SECTION 12. AMENDMENTS TO, SUSPENSION OR TERMINATION OF, THE PLAN

The Board may from time to time amend, suspend or terminate the Plan in whole or in part. However, any such amendment, suspension or termination shall not adversely affect the rights of any Participant under any Agreement existing at the time of such amendment, suspension or termination without the consent of the affected Participant.

If the Board terminates the Plan, Share Units previously credited shall, at the discretion of the Board, either (a) become immediately payable in accordance with the terms of the Plan in effect at such time, or (b) remain outstanding and in effect and paid in due course in accordance with their applicable terms and conditions.

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SECTION 13. PURCHASES ON THE OPEN MARKET

Purchases of Common Shares pursuant to the Plan shall be made on the open market by a broker independent from the Corporation designated by the Participant and who is a member of The Toronto Stock Exchange ("Broker"). Any such designation may be changed from time to time. Upon designation of a Broker or at any time thereafter, the Corporation may elect to provide the designated Broker with a letter agreement to be executed by the Broker and entered into with the Participant and to which the Corporation would also be a party, setting forth, inter alia, (i) the Broker's concurrence to being so designated, to acting for the Participant's account in accordance with customary usage of the trade with a view to obtaining the best share price for the Participant, and to delivering to the Participant or his/her representative the share certificate for the Common Shares purchased upon payment by the Corporation of the purchase price and related reasonable brokerage commission, and (ii) the Corporation's agreement to notify the Broker of the number of Common Shares to be purchased and to pay the purchase price and the related reasonable brokerage commission, provided however that no terms of said letter agreement shall have the effect of making the Broker or deeming the Broker to be an affiliate of (or not independent from) the Corporation for purposes of any applicable corporate, securities or stock exchange requirement.

The Share Units, and any related Common Shares that may be delivered under the Plan, have not been registered under the U.S. Securities Act of 1933 as of the effective date of the Plan and the Corporation has no obligation to register such units or shares. The said Common Shares may not be offered or sold in the United States unless registered or an exemption from registration is available.

SECTION 14. RIGHTS OF PARTICIPANTS

Except as specifically set out in the Plan or Agreement, no Eligible Director, Participant or other person shall have any claim or right to any Common Shares deliverable in payment of Share Units granted pursuant to the Plan.

Under no circumstances shall Share Units be considered Common Shares nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership of the Common Shares, nor shall any Participant be considered the owner of the Common Shares until after the date of the purchase of such Common Shares on the open market.

SECTION 15. DEATH OF PARTICIPANT

In the event of a Participant's death, any and all Share Units then credited to the Participant's

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account shall become payable to the Participant's estate in accordance with
Section 8 hereof.

SECTION 16. COMPLIANCE WITH APPLICABLE LAWS

Any obligation of the Corporation with respect to its Common Shares pursuant to the terms of the Plan is subject to compliance with all applicable laws. Should the Corporation, in its sole discretion, determine that it is not feasible to make payment of a Share Unit in Common Shares by reason of any such laws, such obligation shall be satisfied by means of an equivalent cash payment. The Participant shall comply with all such laws and furnish the Corporation with any and all information and undertakings as may be required to ensure compliance therewith.

SECTION 17. WITHHOLDING TAXES

The Corporation shall be entitled to deduct any amount of withholding taxes and other withholdings from any amount paid or credited hereunder.

SECTION 18. TRANSFERABILITY

In no event may the rights or interests of a Participant under the Plan be assigned, encumbered, pledged, transferred or alienated in any way, except to the extent that certain rights may pass to a beneficiary or legal representative upon death of a Participant, by will or by the laws of succession and distribution.

SECTION 19. ALTERATION OF NUMBER OF SHARE UNITS SUBJECT TO THE PLAN

In the event that the Common Shares shall be subdivided or consolidated into a different number of Common Shares, or a dividend shall be declared upon the Common Shares payable in Common Shares (other than a dividend which may be paid in cash or in shares at the option of the shareholder), the number of Share Units then recorded in the Participant's account shall be adjusted by replacing such number by a number equal to the number of Common Shares which would be held by the Participant immediately after the dividend, subdivision or consolidation, should the Participant have held a number of Common Shares equal to the number of Share Units recorded in the Participant's account on the record date fixed for such stock dividend, subdivision or consolidation.

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In the event that the outstanding Common Shares shall be changed into or exchanged for a different number or kind of securities of the Corporation or of another corporation, whether through an arrangement, amalgamation or other similar statutory procedure, or a share recapitalization, then there shall be substituted for each Common Share referred to in the Plan the kind of securities into which each outstanding Common Share shall be so changed or for which each such Common Share shall be exchanged and an equitable adjustment shall be made, if required, in the number of Share Units then recorded in the Participant's account, such adjustment, if any, to be reasonably determined by the Committee and to be effective and binding for all purposes.

In the event there shall be any change, other than as specified above in this section, in the number or kind of outstanding Common Shares or of any securities into which such Common Shares shall have been changed or for which it shall have been exchanged, then there shall be substituted for each Common Share referred to in the Plan or for each security into which such Common Shares shall have been so changed or exchanged, the kind of securities into which each outstanding Common Share or each such security shall be so changed or exchanged and an equitable adjustment shall be made, if required, in the number of Share Units then recorded in the Participant's account, such adjustment, if any, to be reasonably determined by the Committee and to be effective and binding for all purposes.

In the case of any such substitution, change or adjustment as provided for in this section, the variation shall generally require that the dollar value of the Share Units then recorded in the Participant's account prior to such substitution, change or adjustment will be proportionately and appropriately varied so that it be equal to such dollar value after the variation.

In the event that, at the time contemplated for the purchase of Common Shares under the Plan, there is no public market for the Common Shares or for securities substituted therefor as provided by this section, the obligations of the Corporation under the Plan shall be met by a payment in cash in such amount as is reasonably determined by the Committee to be fair and equitable in the circumstances.

SECTION 20. UNFUNDED PLAN

Unless otherwise determined by the Committee, the Plan shall be unfunded until payment of the Share Units under Section 8 hereof.

SECTION 21. GOVERNING LAW

The Plan shall be governed by, and interpreted in accordance with, the laws in force in the Province of Quebec.